Execution Version

AMENDMENT NO. 11 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
August 21, 2015
This Amendment No. 11 (this “Amendment No. 11”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated as of April 15, 2013, Amendment No. 4 thereto dated as of April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014, Amendment No. 7 thereto dated as of March 3, 2014, Amendment No. 8 thereto dated as of August 29, 2014, Amendment No. 9 thereto dated as of March 9, 2015 and Amendment No. 10 thereto dated as of April 30, 2015 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of July 1, 2015, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect;
WHEREAS, the General Partner, if approved by Special Approval and the holders of the Incentive Distribution Rights, may make any amendment to Section 6.4(f) of the Partnership Agreement that the General Partner deems necessary or advisable in connection with a proposed transaction approved by Special Approval;
WHEREAS, pursuant to Section 6.4(f) of the Partnership Agreement, aggregate quarterly distributions made by the Partnership to the holders of the Incentive Distribution Rights are reduced by $8.75 million per quarter through the quarter ending June 30, 2024 (the “ETP IDR Subsidy”), provided, however, Amendment No. 8 to the Partnership Agreement provides that, in the event the Partnership effectuates a transaction pursuant to which its incentive distribution rights in Sunoco LP, a Delaware limited partnership, are transferred to Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), in exchange for common units of the Partnership owned by ETE, then the ETP IDR Subsidy will terminate without any action on the part of the Partnership or ETE;
WHEREAS, in connection with the transactions contemplated by the Exchange and Repurchase Agreement dated as of July 14, 2015 (“Exchange Agreement”) by and among the Partnership, the General Partner and ETE, approved by Special Approval on July 14, 2015, the General Partner, as the sole holder of the Incentive Distribution Rights, has agreed to a reduction of quarterly distributions to holders of Incentive Distribution Rights in the amount of $8.75 million per quarter for eight consecutive quarters commencing with the quarter ending September 30, 2015 and ending with the quarter ending June 30, 2017;
WHEREAS, as a condition and inducement to ETE entering into the Exchange Agreement, the General Partner has agreed to execute and deliver this Amendment No. 11;
WHEREAS, pursuant to Section 6.1(a)(iv) of the Fourth Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner (“GP LLC”), ETE, as the sole member of GP LLC, has the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of GP LLC or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1 of this Amendment No. 11 and Section 6.1(a)(iii)(9) of the LLC Agreement requires ETE to approve any amendment to the Partnership Agreement, and ETE has consented in writing to such amendment; and
WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Unitholders in any material respect;
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(a)    Section 6.4(f) of the Partnership Agreement is hereby amended and restated as follows:
“(f) Notwithstanding anything to the contrary in Section 6.4(a), and without limiting the provisions of Sections 6.4(b), 6.4(c), 6.4(d), 6.4(e) and 6.4(h), for a period of eight (8) consecutive Quarters commencing with the Quarter ending September 30, 2015 and ending with the quarter ending June 30, 2017, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by $8.75 million per Quarter. In addition, notwithstanding anything to the contrary herein, the General Partner, may, if approved by Special Approval and the holders of the Incentive Distribution Rights, make any amendment to the amount and timing of the reduction in the quarterly distributions to the holders of the Incentive Distribution Rights set forth in this Section 6.4(f) the General Partner deems necessary or advisable in connection with a proposed transaction approved by Special Approval.”
Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    This Amendment No. 11 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 11 has been executed as of the date first above written.
GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By: /s/ Kelcy L. Warren
Name:    Kelcy L. Warren
Title:    Chief Executive Officer